                                                                    EXHIBIT 99.1

                               GET2CHIP.COM, INC.

                             1997 STOCK OPTION PLAN

                       As Adopted Effective December 1997

         1.       Purpose.

                  (a) The purpose of the Get2Chip.com, Inc. 1997 Stock Option Plan (the "Plan") is to provide a means whereby selected eligible employees and officers and directors of and consultants to Get2Chip.com, Inc., a California corporation (the "Company"), and its Affiliates, if any, as defined below, may be given a favorable opportunity to acquire common stock of the Company (the "Common Stock"), thereby encouraging such persons to accept or continue a qualifying relationship with the Company; increasing the interest of such persons in the Company's welfare through participation in the growth and value of the Common Stock; and furnishing such persons with an incentive to improve operations and increase profits of the Company. The terms "Affiliate" or "Affiliates" as used in the Plan shall mean any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and
(f) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (b) To accomplish the foregoing objectives, this Plan provides a means whereby employees, directors, and consultants may receive options to purchase Common Stock.

         2. Stock Options. Stock options granted pursuant to the Plan may, at the discretion of the Board of Directors of the Company, be granted either as an Incentive Stock Option ("ISO") or as a Nonstatutory Stock Option ("NSO"). An ISO shall mean an option described in Section 422 of the Code. An NSO shall mean any option not meeting the requirements of Section 422 of the Code. An option designated as an NSO will not be treated as an ISO.

         3. Administration. The Board of Directors (the "Board"), whose authority shall be plenary, shall administer the Plan, unless and until such time as the Board delegates administration of the Plan pursuant to subsection 3(b), below.

                  (a) The Board, whose determinations shall be conclusive, shall have the power, subject to and within the limits of the express provisions of the Plan:

                           (i)      To grant options pursuant to the Plan.

                           (ii)     To determine from time to time which of the
eligible persons described in Section 5, below, shall be granted options under the Plan, the number of shares for which each option shall be granted, the term of each granted option and the time or times during the term of each option within which all or portions of each option may be exercised (which at the Board's discretion may be accelerated, if allowed under applicable law).

                           (iii)    To construe and interpret the Plan and
options granted under it and to establish, amend, and revoke rules and regulations for its administration. The Board, in the exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission or inconsistency in the Plan or in any option agreement with respect to the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                           (iv)     To grant options in exchange for
cancellation of options granted earlier at different exercise prices; provided, however, nothing contained herein shall empower the Board to grant an ISO under conditions or pursuant to terms that are inconsistent with the requirements of subsection 4(b), below, or Section 422 of the Code.

                           (v)      To prescribe the terms and provisions of
each option granted (which need not be identical) and the form of written instrument that shall constitute the option agreement.

                           (vi)     To amend the Plan as provided in Section 11
below.

                           (vii)    Generally, to exercise such powers and to
perform such acts as are deemed necessary or expedient to promote the best interests of the Company.

                           (viii)   To take appropriate action to cause any
option granted hereunder to cease to be an ISO; provided, however, no such action may be taken by the Board without the written consent of the affected optionee.

                           (ix)     To take appropriate action to accelerate the
dates for exercise of any or all options granted hereunder, or any part of any option granted hereunder.

                  (b) The Board may, by resolution, delegate administration of the Plan (including, without limitation, the Board's powers under subsection 3(b) above) to a committee acting under the authority of the Board. In the event that the Company has registered any equity security under Section 12 of the Securities and Exchange Act of 1934, as amended (the "Act"), such committee shall consist of not less than two (2) members of the Board each of whom shall be a "disinterested person" and an "outside director." A member of the Board is a "disinterested person" if at the time he exercises discretion in administering the Plan he is not eligible and has not at any time within one year prior thereto been eligible for selection as a person to whom stock may be allocated or to whom stock options or stock appreciation rights may be granted pursuant to the Plan or any other plan of the Company (or Affiliate) entitling the participants therein to acquire stock, stock options or stock appreciation rights of the Company or (Affiliate), or if he otherwise satisfies the requirements of a "disinterested person" within the meaning of Rule 16b-3 of the Act. A member of the Board is an "outside director" if he is not a current employee of the Corporation (or Affiliate), is not a former employee of the Corporation (or Affiliate) who is receiving compensation for prior services, was not an officer of the Corporation (or Affiliate) at any time, and currently is not receiving compensation for personal services to the Corporation (or Affiliate) in any capacity other than as a member of the Board, or if otherwise satisfies the requirements of an "outside director" as such term is defined for purposes of Section 162(m) of the Code. The Board shall have complete discretion to determine the composition, structure, form, term and operation of any committee established to administer the Plan. The Board at any time may revest in the Board the administration of the Plan.

         4.       Shares Subject to Plan and to Option.

                  (a) Subject to the provisions of Section 10, below (relating to adjustments upon changes in stock), the stock which may be sold pursuant to options granted under the Plan shall not exceed in the aggregate three hundred fifty thousand (350,000) shares of the Company's authorized Common Stock and may be unissued shares, reacquired shares, or shares bought on the market for the purpose of issuance under the Plan. If any options granted under the Plan shall for any reason terminate or expire without having been exercised in full, the stock not purchased under such options shall be available again for the purpose of the Plan.

                  (b) If the aggregate fair market value of stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year exceeds the amount provided in Section 422(d) of the Code, such options representing stock in excess of the Section 422(d) annual limitation shall be deemed to be a grant of an NSO to the extent of such excess.

         5.       Eligibility.

                  (a) All employees of the Company and its Affiliates are eligible to receive ISOs and only employees of the Company and its Affiliates may be granted ISOs. Directors of the Company who are not also employees of the Company shall not be eligible for ISOs, but are eligible for NSOs. Employees and independent contractors shall also be eligible for NSOs.

                  (b) No option issued under the Plan may be granted to a person who, at the time such option would be granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of outstanding capital stock of the Company or any of its Affiliates unless the option price is at least one hundred percent (100%) in the case of an NSO, one hundred ten percent (110%) in the case of an ISO, of the fair market value of the stock subject to the option and such option by its terms is not exercisable after five (5) years from the date such option is granted. Any employee may hold more than one (1) option at any time. For purposes of this subsection 5(b), in determining stock ownership, an optionee shall be considered as owning the voting capital stock owned, directly or indirectly, by or for his brothers and sisters, spouse, ancestors and lineal descendants. Voting capital stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries, as applicable. Common Stock with respect to which any such optionee holds an option shall not be counted. Additionally, for purposes of this subsection 5(b), outstanding capital stock shall include all capital stock actually issued and outstanding immediately after the grant of the option to the optionee. Outstanding capital stock shall not include capital stock authorized for issue under outstanding options held by the optionee or by any other person.

         6. Terms of Options. Options granted pursuant to the Plan need not be identical, but each option shall be granted within ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders, whichever is earlier, shall specify the number of shares to which it pertains and shall be subject to the following terms and conditions:

                  (a) The purchase price of each option shall be determined by the administrator of the Plan at the time the option is granted, but shall in no event, except as otherwise set forth in Section 5, above, be less than eighty-five percent (85%) in the case of an NSO, or one hundred percent (100%) in the case of an ISO, of the fair market value of the stock subject to the option on the date the option is granted. For all purposes of the Plan, the fair market value of the Common Stock shall be, if the Stock is publicly traded, its closing bid price on NASDAQ or the over-the-counter market, or if is traded on another exchange, the last price at which it traded on such exchange. If the stock is not publicly traded, the fair market value shall be such value as is determined in good faith by the Board of Directors by taking into consideration the following factors: the Company's net worth, prospective earning power and dividend-paying capacity, and other relevant factors. "Other relevant factors" include the goodwill of the business; the economic outlook in the particular industry; the Company's position in the industry and its management; the degree of control of the business represented by the block of stock to be valued; and the values of securities of corporations engaged in the same or similar lines of business which are listed on a stock exchange. In addition to the relevant factors described above, consideration shall also be given to non-operating assets, including proceeds of life insurance policies payable to or for the benefit of the Company, to the extent such non-operating assets have not been taken into account in the determination of net worth, prospective earning power, and dividend-earning capacity.

                  (b) Except as otherwise set forth in Section 5, above, the term of any option shall not be greater than ten (10) years from the date it was granted.

                  (c) An option by its terms, shall not be transferable otherwise than by will or the laws of descent and distribution and may be exercisable, during the lifetime of the option holder, only by the individual to whom the option is granted. Notwithstanding the above, if an employee is determined to be incompetent by a court of proper jurisdiction, his legal representative may exercise the option on his behalf.

                  (d) Each option shall become exercisable on an annual basis as to not less than twenty percent (20%) of the total number of shares subject thereto.

                  (e) Options under the Plan may be exercised by a participant regardless of whether he is employed by the Company or an Affiliate at the time of exercise.

                  (f) Upon the termination of a participant's employment (defined as the date the participant is no longer employed by either the Company or any of its Affiliates), his rights to exercise an option then held by him shall be only as follows:

                           (i)      If a participant's employment is terminated
for any reason other than death or disability of the participant, he may, within not more than three (3) months following such termination, or within such longer period as the Board may fix, exercise the option to the extent such option was exercisable by the participant on the date of termination of his employment, or to the extent otherwise specified by the Board, which may so specify at a time that is subsequent to the date of the termination of his employment, provided that the date of exercise is in no event after the expiration of the term of the option. However, if the participant's employment is terminated due to Disability (within the meaning of Section 22(e) of the Code) of the participant, then this paragraph 6(f)(i) shall apply to such participant by substituting twelve (12) months for three (3) months.

                           (ii)     If a participant's employment is terminated
by death, his estate shall have the right for a period of not more than twelve
(12) months following the date of death, or for such longer period as the Board may fix, to exercise the option to the extent the participant was entitled to exercise such option on the date of death, or to the extent otherwise specified by the Board, which may so specify, at a time that is subsequent to the date of death, provided the actual date of exercise is in no event after the expiration of the term of the option. A participant's estate shall mean his legal representative or any person who acquires the right to exercise an option by reason of the participant's death.

                  (g) Options may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Board shall deem appropriate. No option, however, nor anything contained in the Plan, shall confer upon any employee any right to continue in the employ of the Company (or Affiliate) nor limit in any way the right of the Company (or Affiliate) to terminate his employment at any time.

                  (h) In the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, a transaction in which 100% of the then outstanding voting stock is sold or otherwise transferred, or the sale of substantially all of the assets of the Company, any or all outstanding options shall, notwithstanding any contrary terms of the grant, accelerate and become exercisable in full at least ten days prior to (and shall expire on) the consummation of such dissolution, liquidation, merger, sale of stock or sale of assets on such conditions as the Board of Directors shall determine unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options. The aggregate fair market value (determined at the time an option is granted) of stock with respect to ISOs, which first become exercisable in the year of such dissolution, liquidation, merger, sale of stock or sale of assets cannot exceed $100,000. Any remaining accelerated ISOs shall be NSOs.

         7.       Payments and Loans Upon Exercise.

                  (a) The purchase price of stock sold pursuant to an option shall be paid either in full in cash or by certified check at the time the option is exercised or to the extent permitted under the applicable provisions of the General Corporation Law of California, pursuant to any deferred payment arrangement that the Board in its discretion may approve; provided, however, that any interest to be paid by an optionee in connection with any such deferred payment arrangement shall be charged interest at the applicable federal rate as defined in Section 1274(d) of the Code.

                  (b) The Company may make loans or guarantee loans made by an appropriate financial institution to individual optionees, including officers, on such terms as may be approved by the Board for the purpose of financing the exercise of options granted under the Plan and the payment of any taxes that may be due by reason of such exercise.

                  (c) In addition, if and to the extent authorized by the Board, optionees may make all or any portion of any payment due to the Company upon exercise of an option by delivery of any property (including securities of the Company) other than cash, so long as such property constitutes valid consideration for the stock under applicable law.

                  (d) Where the Company has or will have a legal obligation to withhold taxes relating to the exercise of any stock option, such option may not be exercised, in whole or in part, unless such tax obligation is first satisfied in a manner satisfactory to the Company.

         8. Use of Proceeds from Stock. Proceeds from the sale of stock pursuant to options granted under the Plan shall be used for general corporate purposes.

         9. Stock Transfer Restrictions; Repurchase Provisions. Stock issued pursuant to the exercise of options granted under the Plan shall be subject to those stock transfer restrictions and repurchase provisions which shall be set forth in a Stock Restriction Agreement (the "Agreement"), substantially in the form attached hereto as Exhibit A. Each individual shall be required to execute the Agreement prior to receiving his shares.

         10. Adjustments of and Changes in the Stock. Subject to the provisions set forth in subsection 6(h), above, in the event the shares of Common Stock of the Company, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise), or if the number of shares of Common Stock of the Company shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share of Common Stock of the Company theretofore appropriated or thereafter subject or which may become subject to an option under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of the Company shall be so changed, or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Outstanding options shall also be amended as to price and other terms if necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock of the Company, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, then if the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in any option theretofore granted or which may be granted under the Plan, such adjustment shall be made in accordance with such determination. No right to purchase fractional shares shall result from any adjustment in options pursuant to this Section 10. In case of any such adjustment, the shares subject to the option shall be rounded down to the nearest whole share. Notice of any adjustment shall be given by the Company to each holder of an option which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

         11. Amendment of the Plan. The Board at any time and from time to time, may amend the Plan, subject to the limitation, however, that, except as provided in Section 10 (relating to adjustments upon changes in stock), no amendment shall be effective, unless approved, within twelve (12) months before or after the date of such amendment's adoption, by the vote or written consent of a majority of the outstanding shares of the Company entitled to vote, where such amendment will:

                  (a) increase the number of shares reserved for options under the Plan;

                  (b) materially modify the requirements of Section 5 as to eligibility for participation in the Plan; or

                  (c) materially increase the benefits accruing to participants under the Plan.

         It is expressly contemplated that the Board may amend the Plan in any respect necessary to provide the Company's employees with the maximum benefits provided or to be provided under Section 422 of the Code and the regulations promulgated thereunder relating to employee incentive stock options and/or to bring the plan or options granted under it into compliance therewith.

         Rights and obligations under any option granted before any amendment of the Plan shall not be altered or impaired by amendment of the Plan, except with the consent, which may be obtained in any manner deemed by the Board to be appropriate, of the person to whom the option was granted.

         12. Termination or Suspension of the Plan. The Board at any time may suspend or terminate the Plan. The Plan, unless sooner terminated, shall terminate at the end of ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. An option may not be granted under the Plan while the Plan is suspended or after it is terminated.

         Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted, which may be obtained in any manner that the Board deems appropriate.

         13. Time of Granting Options. The date of grant of an option hereunder shall, for all purposes, be the date on which the Board (or committee under authority of the Board) makes the determination granting such option.

         14. Listing, Qualification or Approval of Stock; Approval of Options. All options granted under the Plan are subject to the requirement that if at any time the Board shall determine in its discretion that the listing or qualification of the shares of stock subject thereto on any securities exchange or under any applicable law, or the consent or approval by any governmental regulatory body or the stockholders of the Company, is necessary or desirable as a condition of or in connection with the issuance of shares under the option, the option may not be exercised in whole or in part, unless such listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

         15. Binding Effect of Conditions. The conditions and stipulations hereinabove contained or in any option granted pursuant to the Plan shall be and constitute a covenant running with all of the shares of the Company owned by the participant at any time, directly or indirectly whether the same have been issued or not, and those shares of the Company owned by the participant shall not be sold, assigned or transferred by any person save and except in accordance with the terms and conditions herein provided, and the participant shall agree to use his best efforts to cause the officers of the Company to refuse to record on the books of the Company any assignment or transfer made or attempted to be made, except as provided in the Plan and to cause said officers to refuse to cancel old certificates or to issue or deliver new certificates therefor where the purchaser or assignee has acquired certificates for the stock represented thereby, except strictly in accordance with the provisions of this Plan.

         16. Effective Date of Plan. The Plan shall become effective as determined by the Board but no options granted under it shall be exercisable until the Plan has been approved by the vote or written consent of the holders of a majority of the outstanding shares of the Company entitled to vote. If such stockholder approval is not obtained within twelve (12) months before or after the date of the Board's adoption of the Plan, then all options previously granted under the Plan shall terminate, and no further options shall be granted and no shares shall be issued. Subject to such limitation, the Board may grant options under the Plan at any time after the effective date and before the date fixed herein for termination of the Plan.

         17. Gender. The use of any gender specific pronoun or similar term is intended to be without legal significance as to gender.

         18. Financial Reports. The Company shall provide financial and other information regarding the Company, on an annual or more frequent basis, to each individual holding an outstanding option under the Plan as required under applicable law.

                                    EXHIBIT A

                       Form of Stock Restriction Agreement

                               GET2CHIP.COM, INC.

                             INCENTIVE STOCK OPTION
                                ACCEPTANCE LETTER

TO:

                                   GRANT DATE:

                                   VESTING COMMENCEMENT DATE:

         We are pleased to notify you that Get2Chip.com, Inc., a California corporation (the "Company") hereby grants to you an option to purchase all or any part of _______________ shares (although no fractional shares may be purchased) of the Common Stock of the Company at the price of $ ______________ per share (the "Optioned Shares") as an Incentive Stock Option, as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), under the Get2Chip.com, Inc. (formerly known as Meropa, Inc.) 1997 Stock Option Plan (the "Plan").

         This option cannot be exercised unless you first sign this Incentive Stock Option Acceptance Letter (the "Acceptance Letter") in the place provided and return it to the Secretary of the Company. However, your signing and delivering this letter will not bind you to purchase any of the shares subject to the option. Your obligation to purchase shares can arise only when you exercise this option in the manner set forth in Section 1 below.

THIS OPTION IS SUBJECT TO AND MAY BE EXERCISED ONLY IN ACCORDANCE WITH THE PLAN. ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARRIZED IN THIS ACCEPTANCE LETTER. A COPY OF THE PLAN IS ATTACHED TO THIS ACCEPTANCE LETTER AND SHOULD BE READ CAREFULLY.

         1. Term of Option and Exercise of Option. Subject to the provisions of the Plan and the terms and conditions of this Acceptance Letter, the term of this option shall be for a period of ten (10) years from the Grant Date. This option may be exercised immediately, in whole or in part, conditioned upon your entering into a Stock Restriction Agreement with respect to any Optioned Shares. The Optioned Shares shall vest in accordance with the following schedule: Twenty-five percent (25%) of the Optioned Shares shall vest one (1) year from the Vesting Commencement Date, and the remaining seventy-five percent (75%) of the Optioned Shares shall vest in successive equal monthly installments of 2.083% thereafter until the Optioned Shares become fully vested four (4) years from the Vesting Commencement Date. The number of Optioned Shares that may vest at any time pursuant to the foregoing schedule shall be rounded down to the nearest whole Optioned Share.

         2. Termination of Employment. If your employment with the Company is terminated for any reason other than death or disability, this option may be exercised only within three (3) months of such termination and only to the extent that it was vested on the date of termination, but in no event may this option be exercised after ten (10) years from the Grant Date.

         3. Death or Disability. If your employment with the Company terminates as a result of your death or disability, this option may be exercised in whole or in part by the duly authorized executor of your last Will or by the duly authorized administrator or special administrator of your estate, as the case may be, within twelve (12) months, to the extent that the option was vested on the date of your death or disability, but in no event after ten (10) years from the Grant Date. Your estate shall mean yourself or your legal representative or any person who acquires the right to exercise an option, as the case may be, by reason of your death or disability.

         4. Nontransferability of Option. This option shall not be transferable except by Will or the laws of descent and distribution, and this option may be exercised during your lifetime only by you. Any purported transfer or assignment of this option shall be void and of no effect, and shall give the Company the right to terminate this option as of the date of such purported transfer or assignment.

         5. Method of Exercise. This option may be exercised with respect to all or any part of the Optioned Shares as follows:

                  (a) By giving the Company written notice of such exercise, specifying the number of shares as to which this option is so exercised and accompanied by cash, check, bank draft, or money order payable to the order of the Company for an amount in lawful money of the United States or other consideration approved by the Board of Directors, including Company's Common Stock shares equal to the Exercise Price multiplied by the number of said shares; and

                  (b) By executing a Stock Restriction Agreement (Exhibit "A" to the Plan), a form of which is attached hereto and all the terms of which are incorporated by this reference.

         As soon as practical after receipt of such notice, payment of consideration and executed Stock Restriction Agreement, the Company shall, without transfer or issue tax or the other incidental expense to your or your successor, transfer and deliver thereto at the office of the Company or other such place as may be mutually agreeable a certificate or certificates for such shares of its Common Stock; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with applicable registration requirements under the Securities Act of 1933, as amended, any applicable listing requirements of any national securities exchange, and requirements under any other laws or regulations applicable to the issuance or transfer of such shares. If you fail to accept delivery of any payment for all or any part of the number of shares specified in such notice upon tender of delivery of these shares, your right to purchase said shares may be terminated by the Company at its election and within its sole discretion.

         6. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Common Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-up, combinations or exchanges of shares and the like, the aggregate number or class of shares subject to this option immediately prior to such event shall be appropriately adjusted by the Board of Directors in accordance with the terms of the Plan, and such adjustment shall be conclusive.

         7. Tax Status. Incentive stock options granted pursuant to the Plan are intended to result in favorable tax treatment under Section 422 of the Code. Your treatment of shares purchased pursuant to the exercise of the option thereafter may have significant tax consequences. You may wish to consult your tax advisor with respect to the tax consequences to you upon exercise of the option or sale of the stock that you acquire pursuant to this option.

         8. Financial Reports. The Company shall provide financial and other information regarding the Company, on an annual or more frequent basis, to each individual holding an outstanding option under the Plan, as required by applicable law.

         9. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Acceptance Letter constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by you and the Company. This Acceptance Letter is governed by the internal substantive laws but not the choice of law rules of California.

                              COMPANY

                              By:___________________________________

                              EMPLOYEE:

                                     _______________________________
                                     (Name)

                                     Address:_______________________
                                     _______________________________
                                     _______________________________

                              Social Security No.: _________________

                                       -3-